EXHIBIT 99.1

Community West Bancshares Earnings Increase 32.4% to $1.4 Million in First Quarter of 2014

GOLETA, Calif., April 24, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income increased 32.4% to $1.4 million in the first quarter of 2014 (1Q14) compared to $1.1 million in the first quarter a year ago (1Q13). Community West's net income in the fourth quarter of 2013 (4Q13) was $3.1 million, which included a $2.8 million tax benefit as a result of the reversal of its deferred tax asset valuation allowance.

"Our first quarter profits were fueled by ongoing improvement in credit quality and solid loan growth, as we continue to focus on expanding our banking franchise in the coastal communities of central California," stated Martin E. Plourd, President and Chief Executive Officer. "The loan portfolio increased 7% compared to a year ago. We continue to strengthen our capital and improve credit quality metrics, while maintaining a strong net interest margin. We will continue to increase and refine our marketing outreach in the communities we serve while focusing on increasing shareholder value."

1Q14 Financial Highlights

  Net income increased 32.4% to $1.4 million from a year ago.
  Earnings increased 36.4% to $0.15 per diluted share from $0.11 per diluted share a year ago.
  Net interest margin improved 25 basis points to 4.65% in 1Q14, compared to 4.40% in 4Q13. The net interest margin was 4.57% in 1Q13.
  Net loans increased 6.9% to $473.1 million, compared to $442.4 million a year earlier.
  Nonaccrual loans were $15.7 million at March 31, 2014, compared to $16.8 million at December 31, 2013 and $19.7 million at March 31, 2013.
  The total allowance for loan losses equaled 2.71% of total loans held for investment at March 31, 2014, compared to 2.98% at December 31, 2013 and 3.54% a year ago.
  Community West Bank's capital ratios continue to be strong - Total risk-based capital ratio was 16.52% and Tier 1 leverage ratio was 12.36% at March 31, 2014.

Including $273,000 of preferred stock dividends, the net income available to common stockholders was $1.2 million, or $0.15 per diluted share, in 1Q14 compared to $2.9 million, or $0.34 per diluted share, in 4Q13 and $827,000, or $0.11 per diluted share, in 1Q13. Book value per common share was $6.70 at March 31, 2014, compared to $6.60 at December 31, 2013, and $6.41 at March 31, 2013.

Credit Quality

"As credit quality metrics continue to improve, and our reserve level remains substantial, we reduced the allowance by $1.4 million during the first quarter of 2014," said Plourd. "In the preceding quarter, we added $899,000 to our reserves, and in 1Q13 we released $196,000 in reserves." Contributing to the 1Q14 allowance reduction were net loan recoveries of $519,000, compared to net loan charge-offs of $345,000 in 4Q13 and net loan charge-offs of $318,000 in 1Q13.

The allowance for loan losses totaled $11.4 million at March 31, 2014, equal to 2.71% of total loans held for investment, compared to 2.98% at December 31, 2013, and 3.54% a year ago. Nonaccrual loans were $15.7 million, or 3.25% of total loans at March 31, 2014, compared to $16.8 million, or 3.55% of total loans, three months earlier, and $19.7 million, or 4.32% of total loans, a year ago.

Of the $15.7 million in nonaccrual loans, $6.3 million (39.8%) were manufactured housing loans, $3.5 million (22.2%) were commercial loans, $2.6 million (16.8%) were commercial real estate loans, $1.7 million (10.9%) were SBA loans, $654,000 (4.2%) were single family real estate loans and, $579,000 (3.7%) were home equity line of credit loans, $254,000 (1.6%) were SBA 504 1st loans and $140,000 (0.9%) were land loans.

REO and repossessed assets totaled $3.8 million at March 31, 2014, which was unchanged from three months earlier. This amount consists of $3.4 million in REO and $0.4 from repossessed manufactured housing loans. REO consists of 2 properties for which $2.2 million is guaranteed by the SBA/USDA. Nonaccrual loans plus REO and repossessed assets, net of SBA/USDA guarantees, totaled $17.3 million, or 3.2% of total assets, at March 31, 2014, compared to $18.4 million, or 3.4% of total assets, three months earlier and $21.6 million, or 4.1% of total assets, a year ago.

Income Statement

Community West's first quarter net interest income increased 4.7% to $6.1 million compared to $5.8 million in both 4Q13 and 1Q13. The first quarter net interest margin remained healthy, and well above its peer group average, at 4.65%, compared to 4.40% in 4Q13 and 4.57% in 1Q13.

"Our net interest margin remains strong primarily because our loan mix provides yields that are above industry average. Consequently, we are able to maintain our net interest margin in the mid-4% range, despite continued pressure on these yields," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer.

Non-interest income was $518,000 in 1Q14 compared to $632,000 in 4Q13 and $772,000 in 1Q13. Non-interest expenses were $5.5 million in 1Q14, compared to $5.2 million in 4Q13 and $5.7 million in 1Q13.

Balance Sheet

"The loan pipeline has been active in recent quarters, particularly within the commercial loans and commercial real estate loan sectors. As a result, net loans increased 2.4% at March 31, 2014, compared to three months earlier and increased 6.9% compared to a year earlier," said Plourd.  Net loans were $473.1million at March 31, 2014, compared to $462.0 million at December 31, 2013, and $442.4 million a year ago. Commercial real estate loans outstanding were up 15.0% from year ago levels to $151.8 million at March 31, 2014, and comprise 31.3% of the total loan portfolio. Manufactured housing loans were down 2.4% from year ago levels to $170.8 million and represent 35.2% of total loans.  SBA loans decreased 14.5% from a year ago to $68.5 million and represent 14.1% of the total loan portfolio and commercial loans increased 66.8% from year ago levels to $67.2 million and represent 13.9% of the total loan portfolio.

Total deposits increased 2.4% to $446.5 million at March 31, 2014, compared to $436.1 million at December 31, 2013, and increased 2.9% compared to $434.0 million a year ago. Non-interest-bearing deposit accounts increased slightly to $53.5 million at March 31, 2014, compared to $52.5 million at December 31, 2013, and a 9% increase from $48.9 million a year ago. Interest-bearing deposit accounts declined slightly to $256.3 million at March 31, 2014, compared to $258.5 million three months earlier, and were down 2.9% compared to $264.0 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $356.5 million at March 31, 2014, compared to $355.9 million at December 31, 2013, and $359.1 million a year ago.

Total assets increased moderately to $550.3 million at March 31, 2014, compared to $539.0 million at December 31, 2013, and $533.1 million a year ago. Stockholders' equity improved to $70.5 million at March 31, 2014, compared to $67.6 million at December 31, 2013, and $54.1 million a year ago. Book value per common share increased to $6.70 at March 31, 2014, compared to $6.60 at the end of December, and increased 4.5% compared to $6.41 a year earlier.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Interest income
Loans, including fees	$ 6,761	$ 6,556	$ 6,794
Investment securities and other	200	209	182
Total interest income	6,961	6,765	6,976
Interest expense
Deposits	642	678	759
Other borrowings and convertible debt	237	280	407
Total interest expense	879	958	1,166
Net interest income	6,082	5,807	5,810
Provision for credit losses	(1,371)	899	(196)
Net interest income after provision for credit losses	7,453	4,908	6,006
Non-interest income
Other loan fees	175	189	230
Document processing fees	78	93	110
Gains from loan sales, net	65	27	161
Service Charges	72	73	85
Loan servicing, net	32	29	75
Other	96	221	111
Total non-interest income	518	632	772
Non-interest expenses
Salaries and employee benefits	3,227	2,843	3,499
Occupancy expense, net	439	449	455
Professional services	360	306	315
Loan servicing and collection	265	333	253
Stock Option Expense	211	16	15
Data processing	172	146	150
Advertising and marketing	121	138	93
FDIC assessment	80	238	265
Depreciation	75	74	74
Net loss on sales/write-downs of foreclosed real estate
and repossessed assets	40	113	101
Other	535	560	469
Total non-interest expenses	5,525	5,216	5,689
Income before provision for income taxes	2,446	324	1,089
Income tax expense	1,004	(2,812)	--
Net Income	$ 1,442	$ 3,136	$ 1,089
Dividends and accretion on preferred stock	273	253	262
Net income available to common stockholders	$ 1,169	$ 2,883	$ 827
Earnings per share:
Basic	$ 0.15	$ 0.37	$ 0.14
Diluted	$ 0.15	$ 0.34	$ 0.11

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2014	2013	2013

Cash and cash equivalents	$ 1,945	$ 1,472	$ 1,027
Time and interest-earning deposits in other financial institutions	17,204	18,105	38,199
Investment securities	29,602	28,160	23,902
Loans:
Commercial	67,237	62,420	40,311
Commercial real estate	151,793	142,678	132,009
SBA	68,542	71,352	80,123
Manufactured housing	170,754	172,055	174,923
Single family real estate	10,646	10,150	9,096
HELOC	15,056	15,418	17,318
Other	451	140	2,576
Total loans	484,479	474,213	456,356

Loans, net
Held for sale	65,931	64,399	61,753
Held for investment	418,548	409,814	394,603
Less: Allowance	(11,356)	(12,208)	(13,950)
Net held for investment	407,192	397,606	380,653
NET LOANS	473,123	462,005	442,406

Other assets	28,383	29,258	27,589

TOTAL ASSETS	$ 550,257	$ 539,000	$ 533,123

Deposits
Non-interest-bearing demand	$ 53,470	$ 52,461	$ 48,920
Interest-bearing demand	256,329	258,445	264,044
Savings	16,161	16,158	16,621
CDs over 100K	107,217	95,979	90,708
CDs under 100K	13,348	13,092	13,726
Total Deposits	446,525	436,135	434,019
Other borrowings	30,000	31,442	41,735
Other liabilities	3,270	3,867	3,299
TOTAL LIABILITIES	479,795	471,444	479,053

Stockholders' equity	70,462	67,556	54,070

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$ 550,257	$ 539,000	$ 533,123

Shares outstanding	8,184	7,867	6,033

Book value per common share	$ 6.70	$ 6.60	$ 6.41

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Return on average common equity	10.97%	25.27%	11.46%
Return on average assets	1.07%	2.33%	0.83%
Efficiency ratio	83.71%	81.01%	86.40%
Net interest margin	4.65%	4.40%	4.57%

	Quarter Ended	Quarter Ended	Quarter Ended
AVERAGE BALANCES	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Average assets	$ 545,777	$ 534,434	$ 524,572
Average earning assets	530,811	523,706	515,927
Average total loans	476,341	458,270	460,741
Average deposits	442,119	431,862	426,368
Average equity (including preferred stock)	68,891	64,800	53,363
Average common equity (excluding preferred stock)	53,291	49,234	37,998

EQUITY ANALYSIS	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Total equity	$ 70,462	$ 67,556	$ 54,070
Less: senior preferred stock	15,600	15,600	15,408
Total common equity	$ 54,862	$ 51,956	$ 38,662

Common stock outstanding	8,184	7,867	6,033
Book value per common share	$ 6.70	$ 6.60	$ 6.41

ASSET QUALITY	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Nonaccrual loans	$ 15,722	$ 16,837	$ 19,707
Nonaccrual loans/total loans	3.25%	3.55%	4.32%
REO and repossessed assets	$ 3,781	$ 3,811	$ 4,389
Less: SBA/USDA-guaranteed amounts	2,165	2,250	2,481
Net REO and repossessed assets	$ 1,616	$ 1,561	$ 1,908

Nonaccrual loans plus net REO	$ 17,338	$ 18,398	21,615
Nonaccrual loans plus net REO/total assets	3.15%	3.41%	4.05%
Net loan (recoveries)/charge-offs in the quarter	$ (519)	$ 345	$ 318
Net (recoveries)/charge-offs in the quarter/total loans	-0.11%	0.07%	0.07%

Allowance for loan losses	$ 11,356	$ 12,208	$ 13,950
Plus: Reserve for undisbursed loan commitments	61	68	90
Total allowance for credit losses	$ 11,417	$ 12,276	$ 14,040
Total allowance for loan losses/total loans held for investment	2.71%	2.98%	3.54%
Total allowance for loan losses/nonaccrual loans	72.23%	72.51%	70.79%

Community West Bancshares
Tier 1 leverage ratio	12.94%	12.68%	10.29%
Tier 1 risk-based capital ratio	15.96%	15.65%	13.12%
Total risk-based capital ratio	17.23%	17.26%	16.27%

Community West Bank
Tier 1 leverage ratio	12.36%	12.68%	11.34%
Tier 1 risk-based capital ratio	15.25%	15.57%	14.35%
Total risk-based capital ratio	16.52%	16.84%	15.63%

INTEREST SPREAD ANALYSIS	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Yield on total loans	5.76%	5.68%	5.98%
Yield on investments	2.38%	2.37%	2.45%
Yield on interest earning deposits	0.22%	0.28%	0.19%
Yield on earning assets	5.32%	5.12%	5.48%

Cost of interest-bearing deposits	0.67%	0.71%	0.82%
Cost of total deposits	0.59%	0.62%	0.72%
Cost of FHLB advances	2.80%	2.87%	2.92%
Cost of interest-bearing liabilities	0.85%	0.92%	1.14%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com